SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-3
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933


                 MID-AMERICA APARTMENT COMMUNITIES, INC.
          (Exact name of registrant as specified in its charter)

TENNESSEE                                                    62-1543819
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                      6584 Poplar Avenue, Suite 340
                         Memphis, Tennessee 38138
                              (901) 682-6600
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                             George E. Cates
                      6584 Poplar Avenue, Suite 340
                         Memphis, Tennessee 38138
                              (901) 682-6600
    (Name, address, including zip code and telephone number, including area code, of agent for service)

                                Copies to:
                            John A. Good, Esq.
                   Baker, Donelson, Bearman & Caldwell
                      165 Madison Avenue, 20th Floor
                         Memphis, Tennessee 38103
                         Telephone (901) 577-2148

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

    ____________________   _________  ________    ___________ _______
                           Aggregate  Proposed    Proposed    Amount
     Title of Securities    Amount    Maximum     Maximum     of
       Being Registered      Being    Offering    Aggregate   Regist-
                           Registered Price       Offering    ration
                                      Per         Price(1)    Fee
                                      Unit(1)(2)              (2)
    ___________________    _________  ________    ___________ _______
     Common Stock, $.01     412,991   $25.9988    $10,737,250 $3,168
     par value
    ___________________    _________  ________    ___________ _______

  (1)Estimated solely for purposes of calculating the registration fee.
  (2)The  registration  fee  has been calculated in  accordance  with  Rule
      457(c) under the Securities Act of 1933, as amended, and based upon the average of this high and low sales prices of the Common Stock as reported on the New York Stock Exchange on June 15, 1998.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section  8(a)  of  the  Securities Act of 1933 or until  this  Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


  Information   contained  herein  is  subject  to  completion   or
amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These  securities  may  not be sold nor  may  offers  to  buy  be accepted  without  the  delivery  of  a  final  prospectus.  This
prospectus  shall  not  constitute  an  offer  to  sell  or   the
solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

           SUBJECT TO COMPLETION, DATED JUNE 19, 1998



PROSPECTUS

            MID-AMERICA APARTMENT COMMUNITIES, INC.
                 412,991 Shares of Common Stock

  This Prospectus relates to the offer and sale from time to time by certain selling shareholders named herein (the "Selling Shareholders") of up to 412,991 shares (the "Secondary Shares") of common stock, par value $.01 per share (the "Common Stock") of Mid-America Apartment Communities, Inc. (the "Company") that may be issued to the Selling Shareholders upon redemption of Class A Common Units of partnership interests ("Class A Common Units") held by the Selling Shareholders. The registration of the Secondary Shares does not necessarily mean that any of the Secondary Shares will be issued by the Company or offered or sold by the Selling Shareholders. See "The Company" and "Plan of Distribution."

  The Common Stock is traded on the New York Stock Exchange under the symbol "MAA." To ensure that the Company maintains its qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, ownership by any person is limited to 9.9% of the total value of outstanding capital stock of the Company, with certain exceptions. See "Risk Factors -- Possible Consequences of Limits on Ownership of Shares" and "Description of Capital Stock -- Ownership Limitations."

  See "Risk Factors" on page 3 for certain factors relating to an investment in the Secondary Shares.

 THESE   SECURITIES  HAVE  NOT   BEEN  APPROVED  OR DISAPPROVED BY
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
   ANY STATE  SECURITIES COMMISSION  PASSED UPON  THE ACCURACY
     OR ADEQUACY OF  THIS  PROSPECTUS.   ANY REPRESENTATION
            TO THE  CONTRARY IS A CRIMINAL OFFENSE.

  The Selling Shareholders from time to time may offer and sell the Secondary Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents.

  The Company will not receive any cash proceeds from the sale of any Secondary Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the offer and sale of the Secondary Shares under federal and state securities laws. The Company will acquire Class A Common Units in exchange for any Secondary Shares that the Company may issue to Class A Common Unit holders.


         The date of this Prospectus is June    , 1998.

                        AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the
"Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's web site (http://www.sec.gov). The Common Stock of the Company is listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the offered securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission (File No. 1-12762) are incorporated herein by reference: (a) Annual Report on Form 10-K for year ended December 31, 1997, as amended by Form 10-K/A dated April 2, 1998 and Form 10-K/A dated April 27, 1998; (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (c) Amended Quarterly Reports on Forms 10-Q/A for the quarter ended March 31, 1997, dated February 2, 1998, and the quarter ended June 30, 1997, dated February 2, 1998; (d) Current Reports on Form 8-K dated June 16, 1998, June 12, 1998, May 26, 1998, April 30, 1998, March
13, 1998 (as amended by Form 8-K/A dated May 26, 1998) and February 19, 1998; (e) Amended Current Report on Form 8-K/A dated February 5, 1998 (amending Current Report on Form 8-K dated September 30, 1997); (f) Proxy Statement for the Company's 1998 Annual Meeting of Shareholders;
(g) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 14, 1993; (h) the description of the Company's 9.5% Series A Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on October 11, 1996; and (i) the description of the Company's 8 7/8% Series B Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all offered securities then remaining unsold shall be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Request for such copies should be directed to: Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee, 38138, Attention: Mark S. Martini, Secretary, telephone (901) 682-6600, e-mail mark.martini@maac.net.
                             2

                       PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and related notes appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, as used herein, the term "Company" includes Mid-America Apartment Communities, Inc., its predecessor and those entities owned or controlled thereby, including Mid-America Apartments, L.P., a Tennessee limited partnership (the "Operating Partnership"), all subsidiary limited partnerships and all qualified REIT subsidiaries of the Company. Where used herein, the term "Funds from Operations" ("FFO") shall mean net income (computed in accordance with generally accepted accounting principles), excluding extraordinary items, minority interest in Operating Partnership income, gain or loss on disposition of real estate assets, and certain non-cash items, primarily depreciation and amortization, less preferred stock distributions. FFO is computed in accordance with the current National Association of Real Estate Investment Trusts, Inc. ("NAREIT") definition, which eliminates amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company adopted this method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996.

The Company

  General. The Company is a Memphis, Tennessee-based self-administered and self-managed umbrella partnership REIT ("UPREIT") which, as of March 31, 1998, owned and operated 118 apartment communities containing 31,307 apartment units in 13 states (the "Communities"). In addition, the Company manages 42 properties with 5,227 apartment units in which it does not have an ownership interest. The Company's principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138 and its telephone number is (901) 682-6600.

  The Operating Structure of the Company. The Company is formed and operates in an UPREIT structure primarily through the Operating Partnership and certain subsidiary operating partnerships (collectively, the "Property Partnerships"). In addition, the Company owns 4 Communities directly and 4 Communities through wholly-owned qualified REIT subsidiaries (each, a "QRS" and, collectively, "QRSs") as defined in Section 856(i) of the Code.

Recent Developments

      On June 17, 1998, the Company announced it's intent to offer and sell 3.2 million shares of _____% Series C Cumulative Preferred Stock in a public offering. Managing underwriters for the transaction are Morgan Stanley Dean Witter, Morgan Keegan & Company, Inc., Raymond James & Associates, Inc. and The Robinson-Humphrey Company LLC. The Series C Cumulative Preferred Stock will have a liquidation preference of $25 per share. As of the date of this Prospectus, no shares of the Series C Cumulative Preferred Stock are outstanding.

Risk Factors

  Prospective investors should carefully consider the matters discussed under "Risk Factors" before making an investment decision regarding the Secondary Shares offered hereby.

Tax Status of the Company

  The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1994, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT ("REIT Qualification") under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. REIT Qualification involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company should fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT Qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected. See "Federal Income Tax Considerations."

  To ensure that the Company qualifies as a REIT, transfer of the Company's capital stock is subject to certain restrictions and ownership of the capital stock by any single person is limited to 9.9% of the total value of outstanding capital stock, subject to certain exceptions. See "Description of Capital Stock -- Ownership Limitations."

Securities to be Offered

  This Prospectus relates to the offer and sale from time to time of the Secondary Shares that may be issued to the Selling
Shareholders upon the redemption of Class A Common Units.

  The Operating Partnership issued a total of 412,991 Class A Common Units in connection with the acquisition (the "FDC
Acquisition") of Flournoy Development Company and related entities. The holders of the Class A Common Units (the
"Holders") are limited partners of the Operating Partnership. The Operating Partnership may issue additional Class A Common Units in connection with future acquisitions of apartment communities.

  Pursuant to the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), upon notice to the Operating Partnership, a Holder may tender Class A Common Units to the Operating Partnership for redemption. Each Class A Common Unit may be redeemed by the Operating Partnership in exchange for one share of Common Stock or, at the Operating Partnership's option, cash equal to the fair market value of one share of Common Stock at the time of the redemption (subject to certain adjustments). In addition, the Company, in its sole discretion, has the right to elect to acquire directly any Class A Common Units tendered to the Operating Partnership for redemption, rather than causing the Operating Partnership to redeem such Class A Common Units. The Company anticipates that it generally will elect to acquire directly Class A Common Units tendered for redemption and that the Company will issue shares of Common Stock rather than paying cash. As a result, the Company may from time to time issue up to 412,991 shares of Common Stock upon the acquisition of Class A Common Units issued in connection with the FDC Acquisition and tendered for redemption. With each such redemption, the Company's interest in the Operating Partnership will increase.

  The Company will not receive any cash proceeds from the sale of any Secondary Shares but will acquire Class A Common Units tendered for redemption for which it elects to issue Secondary
Shares. The Company is registering the offer and sale of the Secondary Shares pursuant to a Registration Rights Agreement dated as of November 21, 1997 among the Company, the Operating Partnership, the Selling Shareholders and others. The registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the Selling Shareholders.

                          RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Common Stock offered hereby. Information contained or incorporated by reference in this Prospectus and in any Prospectus Supplement may contain forward-looking statements within the meaning of the Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended, which statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other comparable terminology. The following matters and certain other factors noted throughout this Prospectus, and any document incorporated by reference herein or therein and exhibits hereto and thereto, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause the Company's actual results to differ materially from those contained in any such forward-looking statements.

Development and Acquisition Risks

  In connection with the FDC Acquisition, the Company began to pursue the development and construction of apartment communities. Risks associated with the Company's development and construction activities may include: the abandonment of development opportunities explored by the Company; construction costs of an apartment community may exceed original estimates due to increased materials, labor or other expenses, which could make completion of the apartment community uneconomical; operating results at a newly completed apartment community are dependant on a number of factors, including market and general economic conditions, competition and market acceptance; financing may not be available on favorable terms for the development of an apartment community; and construction and stabilization may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. The occurrence of any of the events described above could adversely affect the Company's ability to achieve its projected yields on apartment communities under development and could prevent the Company from making expected distributions.

  Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the cost of improvements to bring an acquired apartment community up to standards established for the market position intended for that apartment community will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new apartment community before it is acquired, certain defects or necessary repairs may not be detected until after the apartment community is acquired, which would significantly increase the Company's total acquisition costs.

Real Estate Investment Risks

  General  Risks.   The  Company's  investments  are  subject  to
varying  degrees of risk generally incident to the  ownership  of real  property,  many  of which are beyond  the  control  of  the
Company.   The  underlying  value of the  Company's  real  estate
investments  and  the Company's ability to make distributions  to its shareholders is dependent upon the ability of the Company to generate cash flow in excess of operating expenses, debt service and  capital expenditure requirements.  The Company believes that the Communities and the markets in which they are located are typical apartment communities and markets and that the risks discussed in this paragraph are characteristic of apartment communities, wherever located. These risks include an oversupply of apartments, a reduction in demand for apartments in the Company's markets, the cost of regulation, changes in tax or housing laws, increasing interest rate levels, the unavailability of financing, adverse changes in national economic conditions, adverse changes in local market conditions due to changes in
general   or   local   economic   conditions   and   neighborhood
characteristics, competition in local markets, declines in real estate values, variations in supply and demand in the market for apartments, declines in occupancy rates, civil unrest, acts of God, including earthquakes and other natural disasters (which mayresult in uninsured losses), acts of war, and adverse changes inzoning laws. Due to these and other factors, the performance of real estate historically has been cyclical.
Such factors, including general economic conditions adversely affecting the availability of mortgage financing, may make it impossible to sell or refinance the Communities when desired or upon
favorable terms.   Also, if any major repair or improvement is required
at the  Communities, there can be no assurance that the Company will
be  able to obtain funds to make such repair or improvement.   As
with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required at the Communities, changes in governmental controls may be applicable and may materially affect the cost to, or ability of, the Company to effect such reconstruction, major repair or improvement.

  Operating Risks. The Communities are subject to all operating risks common to apartment communities in general. The Company believes that the Communities and the markets in which they are located are typical apartment communities and markets and that the risks discussed in this paragraph are characteristic of apartment communities, wherever located. Such risks include: (i) competition from other apartment communities and alternative housing; (ii) new construction of comparable properties or adverse economic conditions in the areas in which the Communities are located, either of which might adversely affect apartment occupancy or rental rates; (iii) increases in operating costs (including real estate taxes) due to inflation and other factors, which increases may not necessarily be offset by increased rents;
(iv) inability or unwillingness of residents to pay rent increases; and (v) future enactment of rent control laws or other laws regulating multifamily housing, including present and possible future laws relating to access by disabled persons. The local rental market may limit the extent to which rents may be increased in response to operating expense increases without decreasing occupancy rates. The Company anticipates increased operating expenses in the third calendar quarter of each year due to planned increases in apartment unit turnover during such quarter.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, when released, may adversely affect occupancy of the Community affected and the Company's ability to sell such real estate or to borrow using such real estate as collateral. In addition to investigation and clean-up actions brought by federal, state and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. The Company has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of the Communities or developments, nor is the Company aware of any other environmental condition with respect to any of the Communities which could have a material adverse effect on the Company's business, financial conditions and results of operations. Each of the Communities has been subjected to a Phase I environmental site assessment ("ESA") (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environmental consultants. The ESAs have not revealed any significant environmental liability that would have a material adverse effect on the Company's business, financial condition and results of operations. In the event that environmental contamination has affected or will affect the Communities, the Company believes that other parties would be held primarily responsible for any response required and that any environmental costs or liabilities would not be material. There can be no assurance that the Company is correct in concluding either that other parties would bear or be able to bear primary responsibility, or that the environmental costs or liabilities would not be material or would not have a material adverse effect on the Company's business, financial condition and results of operations.

  Certain environmental and common law principles govern the responsibility for the removal, encapsulation or disturbance of asbestos containing materials ("ACMs") such as ceiling and floor tiles, when these ACMs are in poor condition or when a property with ACMs is undergoing renovation or demolition. Such laws could also be used to impose liability upon owners and operators of real property for the release of ACMs into the air that cause personal injury or other damage or exceed permissible levels. At all Communities where ACM has been identified, the ACM is being managed in place pursuant to ACM Operation and Maintenance plans. The Company believes that ACM at all of the Communities can be managed or removed adequately and without significant expense.

However, there can be no assurance that the Company will not be required to remediate ACM in the future at significant expense, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Beyond  statute-based  environmental liability,  there  can  be common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) relating to hazardous environmental conditions on a property. Unanticipated or uninsured liabilities of the Company may have a material adverse effect on the Company's business, financial condition and results of operations.

  No assurances can be given that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator, or past or current resident has created an environmental condition not known to the Company. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Communities will not be affected by the condition of land or operations in the vicinity of the Communities (such as the presence of underground storage tanks), or by third parties unrelated to the Company. Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on the Company. Such costs may have a material adverse effect on the Company's business, financial condition and results of operations.

  Compliance with Other Laws. The Communities must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that the Communities are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Communities, where such removal is readily achievable. The ADA does not, however, consider residential properties such as apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. The Company believes that the Communities comply with all present
requirements   under   the   ADA  and  applicable   state   laws.
Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants.

  The Fair Housing Amendments Act of 1988 (the "FHA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Communities that are subject to the FHA are in compliance with such law.

Risks of Leverage

  The Company currently uses and intends to continue using debt financing for acquisitions and development. Such debt financing may include permanent mortgage financing and the use of the Company's unsecured bank line of credit (the "Credit Line"). Payments of principal and interest on borrowings may leave the
Company with insufficient cash resources to operate the Communities or pay distributions required to be paid in respect of the Company's 9.5% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"), the Company's 8 7/8% Series B Cumulative Preferred Stock (the "Series B Preferred Stock") or in order for the Company to maintain its qualification as a REIT. The Board of Directors has adopted a policy limiting the Company's indebtedness to 60% of adjusted gross assets (defined as the gross tangible book value of the Company's assets, plus $10 million), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. The Company's ratio of debt to adjusted gross assets was approximately 51.9% at December 31, 1997. The Board of Directors, without shareholder approval, can amend or modify its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's FFO, cash flow and ability to make distributions to its shareholders; increase the risk of default on the Company's obligations and increase the risk of foreclosure on property securing debt.

Tax Risks

  Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") that it qualifies as a REIT. The continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding capital stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. See "Federal Income Tax Considerations."

  If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its resulting taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Code, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost. As a result, the funds available for distribution to shareholders would be reduced substantially for each of the years involved. Although the
Company currently intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors, with the affirmative vote of two-thirds of the outstanding shares of the Common Stock, to revoke the Company's REIT election. See "Federal Income Tax Considerations."

  REIT Minimum Distribution Requirements. In order to avoid corporate income taxation of the earnings it distributes, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year; and (iii) 100% of its undistributed income from prior years.

  The   Company  has  made  and  intends  to  continue  to   make
distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash available for distribution will consist primarily of the Company's share of cash distributions from the Operating Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution due to the seasonality of the multi-family residential industry could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the tax characterization of distributions. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the cost of such items.

  Distributions  by  the  Operating  Partnership  will   be
determined by the Board of Directors of the Company, as the sole general partner of the Operating Partnership, and will be dependent on a number of factors, including the aggregate amount of the Operating Partnership's cash available for distribution, the Operating Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the aggregate amount of capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

  Classification of the Property Partnerships for Federal Income Tax Purposes; Impact on Real Estate Investment Trust Status. The Company has not requested, and does not expect to request, a ruling from the Service that the Property Partnerships will be classified as partnerships for federal income tax purposes. If the Service were to challenge successfully the tax status of any Property Partnership as a partnership for federal income tax purposes, such Property Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for a variety of reasons. Furthermore, imposition of a corporate income tax on any Property Partnership would substantially reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations."

      Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company, any QRS, or any Property Partnership may be subject to certain federal, state, and local taxes on their income and property which could reduce operating cash flow.

Common Stock Price Fluctuations and Trading Volume

         A number of factors may adversely influence the price of the Common Stock in public markets, many of which are beyond the control of the Company. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of shares of Common Stock to demand a higher annual distribution rate on the price paid for shares from distributions by the Company, which could adversely affect the market price of the shares of Common Stock. Although the Common Stock is listed on the NYSE, the daily trading volume of REITs in general and the Company's shares in particular may be lower than the trading volume of certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

Ability of Board of Directors to Change Certain Policies

  The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by the Board of Directors. The Board of Directors may amend or revise these and other policies from time to time generally without a vote of the shareholders of the Company.

Possible Adverse Consequences of Limits on Ownership of Shares

  The Company's charter limits ownership of the Company's capital stock by any single shareholder to 9.9% of the aggregate value of the outstanding capital stock (the "Ownership Limit"). Shares acquired or transferred in breach of the Ownership Limit shall be deemed "Excess Shares" and shall be (i) held in trust for the exclusive benefit of the person(s) to whom such Excess Shares may later be transferred; (ii) subject to transfer at the direction of the Board of Directors; and (iii) subject to redemption at a price equal to the lesser of (a) the price paid by the holder of such Excess Shares or (b) the closing price per share of such shares on the New York Stock Exchange (the "NYSE") (which redemption price may be paid in Common Units). An individual who acquires Excess Shares bears the risk that, among other things, (i) he may lose control over the power to dispose of such Excess Shares; (ii) he may not be able to recognize the profit from the sale of such Excess Shares upon an increase in the market price thereof; and (iii) he may be required to recognize a loss from the sale of such Excess Shares upon a decrease in the market price thereof.

Limitations on Acquisition and Change in Control

     Ownership Limit. The Ownership Limit may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors. See "Description of Capital Stock of the Company -- Ownership Limitations."

      Staggered Board of Directors. The Board of Directors has three classes of directors. The terms of the first, second and third classes will expire in 1999, 2000, and 2001, respectively. Directors in each class are elected for a three-year term.

The staggered terms for directors may affect the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest. See "Description of Capital Stock of the Company -- Charter and Bylaw Provisions."

     Preferred Stock. The Company's Charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. Currently, 2,000,000 shares of the Series A Preferred Stock and 1,938,830 shares of the Series B Preferred Stock are issued and outstanding. See "Description of Capital Stock of the Company -- Preferred Stock," "-- Series A Preferred Stock," and "--Series B Preferred Stock."

       Tennessee Anti-takeover Statutes. As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Business Corporation Act (the "TBCA"), which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. These provisions may have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. See "Description of Capital Stock of the Company -- Tennessee Anti-Takeover Statutes."

                  DESCRIPTION OF CAPITAL STOCK

  The summary of the terms of the shares of the Company's capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Charter of the Company as further amended, and the Amended and Restated Bylaws of the Company, both of which may be further amended from time to time and both of which are incorporated herein by reference.

General

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 20,000,000 shares of
Preferred Stock. As of March 31, 1998, 18,610,912 shares of Common Stock, 2,000,000 shares of Series A Preferred Stock, and 1,938,830 shares of Series B Preferred Stock issued and outstanding.

Common Stock

  Subject  to  such preferential rights granted by the  Board  of
Directors in connection with the issuance of the Series A Preferred Stock, the Series B Preferred Stock, and preferential rights as may be granted by the Board of Directors in connection with the future issuances of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of the Series A Preferred Stock, the Series B Preferred Stock, and other shares of Preferred Stock which may be issued in the future. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

  Under the Charter, the Board of Directors of the Company is authorized, without further shareholder action, to provide for the issuance of up to 20,000,000 shares of Preferred Stock, in such series, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors. As a result, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of Common Stock.

The Series A Preferred Stock

  Maturity.  The Series A Preferred Stock has no stated  maturity
and   is  not  be  subject  to  any  sinking  fund  or  mandatory redemption.

  Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to the Series A Preferred Stock, (ii) on parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iii) junior to all existing and future indebtedness of the Company.

  Dividends.   Holders  of  the  Series  A  Preferred  Stock  are
entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash distributions at the rate of 9.5% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.375 per share).

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights.

  Redemption. Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series A Preferred Stock is not redeemable prior to November 1, 2001. On and after such date, the Series A Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid to the redemption date (whether or not declared) without interest.

  Voting Rights. Holders of Series A Preferred Stock generally will have no voting rights except as required by law. However, whenever distributions on any shares of Series A Preferred Stock shall be in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all distributions accumulated on such shares of Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock.

  Conversion.   The  Series A Preferred Stock is not  convertible
into or exchangeable for any other property or securities of the Company.

Series B Preferred Stock

  Maturity. The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

  Rank. The Series B Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the equity securities of the Company ranking in parity with the Series B Preferred Stock; and
(iii) junior to all existing and future indebtedness of the Company.

  Dividends. Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8 7/8% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.21875 per share).

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights.

  Redemption. Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series B Preferred Stock is not redeemable prior to December 1, 2002. On and after such date, the Series B Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid to the redemption date (whether or not declared) without interest.

  Voting Rights. Holders of Series B Preferred Stock generally will have no voting rights except as required by law. However, whenever distributions on any shares of Series B Preferred Stock shall be in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all distributions accumulated on such shares of Series B Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series B Preferred Stock that would be materially adverse to the rights of holders of the Series B Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series B Preferred Stock.

  Conversion.   The  Series B Preferred Stock is not  convertible
into or exchangeable for any other property or securities of the Company.

Charter and Bylaw Provisions

  Shareholders' rights and related matters are governed by the TBCA, the Company's Charter and its Bylaws. Certain provisions of the Company's Charter (the "Charter") and Bylaws (the "Bylaws") of the Company, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

  Voting Requirement. The Charter may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. The Bylaws may be amended by either the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single group, or by an affirmative vote of a majority of the Board of Directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Board of Directors. Notwithstanding the foregoing, the
Company cannot take any action intended to terminate its qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of Common Stock.

  Special Meetings. Under the Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

  Staggered Board of Directors. The Company's Board of Directors is divided into three classes of directors serving staggered three year terms. A majority of the directors must be persons who are not officers of the Company. The requirements for a majority of independent directors and the provisions for staggered terms of directors may not be changed without approval of a majority of the shareholders or by 80% of the members of the Board of Directors. Certain provisions of the Charter, including the use of a staggered board, may render more difficult a change in control of the Company or removal of incumbent management.

  Advance Notice of Director Nominations and New Business. The Bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (x) by or at the direction of the Board of Directors or (y) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

  The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Directors' Liability

  The Charter eliminates, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of a director's duty of loyalty to the Company, (ii) acts or omissions which involve intentional misconduct or knowing violations of law, (iii) unlawful corporate distributions, or (iv) acts or omissions which involve transactions from which the director derived an improper personal benefit. The Charter further provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the TBCA, as amended. These provisions of the Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder of the Company.

Ownership Limitation

  For the Company to qualify as a REIT under the Code, among other things, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company continues to meet the requirements for qualification as a REIT, the Company's Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. The Board of Directors may waive the Ownership Limit with respect to a shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in the failure of the Company to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being

"closely held" within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify as a REIT.

  Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit shall be deemed Excess Shares held by such holder as agent on behalf of, and in trust for the exclusive benefit of the transferees (which may include the Company) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote, the Excess Shares will not be considered issued and outstanding for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that capital stock has been transferred in violation of the Ownership Limitation shall be repaid to the Company upon demand.

  Excess Shares are further subject to transfer at the direction of the Board of Directors. If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

  In addition, the Company will have the right, for a period of six months during the time any Excess Shares are held by the holder in trust, to redeem all or any portion of the Excess Shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in the Company's charter) of the capital stock on the date the Company give notice of its intent to redeem such Excess Shares. The six month period begins on the date on which the Company receives written notice of the transfer or other event resulting in the classification of capital stock as Excess Shares.

  Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests in the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Ownership Limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

Tennessee Anti-Takeover Statutes

  In addition to certain of the Charter provisions discussed above, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Common Stock.

  Under the Tennessee Investor Protection Act, unless a company's board of directors has recommended a takeover offer to shareholders no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and
Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a "Takeover Offer"). Such an offeror must  provide  that any equity securities of an  offeree  company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and make for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall make the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

  Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

  A "business combination" is defined by the Tennessee Business Combination Act as any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% of more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder, (v) plan of liquidation of dissolution proposed by the interested shareholder, (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder, or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

  An "Interested shareholder" is defined as (i) any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction (a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria.

  The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Other Matters

  The  transfer  agent  and registrar for  the  Company's  Common
Stock is AmSouth Bank of Alabama, Birmingham, Alabama.

  Pursuant to the TBCA, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding units.

                      SELLING SHAREHOLDERS

  Because the Selling Shareholders may redeem all, some or none of their Class A Common Units, and may receive, at the Company's option, cash rather than Secondary Shares upon such redemptions, no estimate can be made of the aggregate number of Secondary Shares which may be offered and sold by the Selling Shareholders pursuant to this Prospectus.

  The table below sets forth certain information regarding the Selling Shareholders' ownership of the shares of Secondary
Shares.


                Name of Selling Shareholder              Number
                ___________________________                of
                                                       Secondary
                                                         Shares
                                                       __________
     James R. Alexander                                    1,402
     Sally R. Allen                                        3,075
     W.L. Amos, Jr.                                        1,402
     James R. Andrews                                      9,134
     Dr. Joseph P. Archie, Jr.                             1,661
     Dr. Jack Averett                                      1,537
     W. Prentiss Baker                                     1,661
     Shelton L. Barefoot                                   1,661
     Clyde R. and Crystal W. Beals                         1,402
     Carol R. Bell                                         1,661
     Jack W. Bonner, III                                   1,665
     Dr. Stephen C. Boone                                  1,661
     Mary Goode Nufer Braley                                 831
     Harold J. Brody                                       1,402
     Robert A. Buchanan, Jr.                                 831
     Brent A. Buck                                         1,402
     Samuel L. Buracker                                    3,075
     Max E. Burr                                           4,423
     Sarah T. Butler                                      16,176
     C&H, a partnership                                    1,402
     J. Paul & Eleanor B. Calhoun, Jr.                     1,402
     J. Paul Calhoun, Jr.                                  1,268
     Calpatrick Investment Company                         2,975
     J. Wayne Cannady                                      1,661
     James F. Caughman                                       831
     Nancy C. Chancey                                      2,536
     Elizabeth T. Corn                                     3,075
     Morris L. and Clara M. Crafton                        1,661

     Crowood, a Georgia partnership                        6,317
     Robert P. Crozer                                      1,402
     Ralph H. Currie, Jr.                                  2,393
     Stephen P. Darnell                                    1,661
     Richard S. Deckelbaum                                 1,661
     Stanley Deckelbaum                                    1,661
     Frances W. Douglas                                    2,536
     Eloise S. Eager                                         833
     David M. Fajgenbaum                                   1,661
     Thomas & Carole W. Fee                                  831
     First Union National Bank of Georgia and J.W.
     Feighner, as Co-Trustees of the Marital Trust         5,511
     created u/w/o Margaret R. Feighner, deceased
     Joe Flournoy                                          1,487
     John F. Flournoy                                     41,271
     James S. Forrester                                    1,661
     Leon C. Frederick                                     1,661
     James S. Fulghum                                      1,661
     Robert L. Garnett                                     3,771
     Gardiner W. Garrard                                   2,228
     Michael T. Gilbert                                    1,661
     William L. Graham                                     3,990
     G&W Investment Company, a partnership                 3,342
     Henry J. Hall                                           467
     Robert H. and Nancy T. Ham, as joint tenants          1,661
     Walker Harris                                         2,975
     James Madden Hatcher, Jr.                             1,402
     Forester L. Hodges                                    2,234
     L. Fuller Honeycutt                                   1,661
     George B. Hubbard, Jr.                                  467
     William S. Hudson                                     4,476
     Jack C. Hughston                                     23,778
     Sarah H. Hughston                                     7,103
     Stephen C. Hunter                                     4,423
     Synovus Trust Company and Joan S. Redmond, as Co-
     Trustees under Item XI O/W/O Louise J. Jennings       1,342
     FBO Mary Colwell Jennings
     Synovus Trust Company and Joan S. Redmond, as Co-
     Trustees under Item XI O/W/O Louise J. Jennings       1,342
     FBO Jennifer J. Mullin
     Synovus Trust Company and Joan S. Redmond, as Co-
     Trustees under Item XI O/W/O Louise J. Jennings       1,342
     FBO Wells Wynn Mullin

     Synovus Trust Company and Joan S. Redmond, as Co-
     Trustees under Item XI O/W/O Louise J. Jennings       1,342
     FBO Melchoir C. Jennings III
     Synovus Trust Company, as Successor Trustee u/a/w 5,467 M.C. Jennings, Jr. dated 2/25/75
     M.C. Jennings, Jr.                                    1,402
     W. Randall Jones                                      3,924
     The Jordan Company                                   13,198
     Jordan Properties, Inc.                               4,798
     Synovus Trust Company, as Successor Trustee u/a/w 5,467 Randolph Swift Jordan dated 10/978
     Gerald N. Kadis                                         701
     William D. King                                       2,228
     Kumar Internal Medicine Associates, P.A.                831
     Arne C. Lassen                                        2,975
     Gordon B. LeGrand                                     1,661
     Charles W. Love, Sr.                                  2,492
     H.G. Maddox                                           2,975
     Hector C. Manlapas                                      831
     William M. Marshburn                                    831
     William H. Martin                                     4,567
     Synovus Trust Company, as Successor Trustee u/a/w 2,393 John W. Mayher, Jr. dated 12/9/77
     Martin McCann                                         3,771
     Jack W. McGuire                                       1,268
     Harry L. and Betty R. McKaig, as joint tenants        1,661
     with right of survivorship
     Charles E. and Jacklyn M. Melvin, as tenants in         831
     common
     Josephine S. Metz                                     1,851
     Edward G. Michaels III                                2,228
     Dr. W. Stacy Miller                                   1,661
     Henry A. Mitchell                                     1,661
     J. Leonard Morgan, Jr.                                4,376
     Edward Gray Murray, Jr. as executor of the will       2,030
     of Edward N. Murray, Jr.
     Keith R. Myers                                          467
     Charles E. and Carolyn Hill                           1,487
     Joseph H. Nelson                                        831
     Netherleigh Associates                                2,975
     Dr. Lyle A. Norwood, Jr.                              6,454
     Helen J. Olnick                                       3,342
     Daniel M. O'Reilly                                      375
     Claudia G. Oxnar                                      1,661
     H. Lynn Page                                          1,196

     Eric W. and Dianne H. Peterson, as joint tenants        833
     Ben B. Phillips                                         467
     F. Anderson Phillips                                    467
     Frank A. Phillips, Jr.                                  467
     Frank A. and Mary L. Phillips                         1,487
     Michael R. Pike                                         831
     Ploejo Investment Company                             1,402
     Joan Swift Redmond                                    1,671
     Theodore Y. Rogers, III                               1,661
     James R. Rogers, III                                  1,661
     S&H Leasing                                           3,075
     Will Camp Sealy                                       3,323
     Richard D. Selman                                       833
     Louis W. Sewell                                       1,661
     Melvin G. Shimm                                         831
     Charles R. Simons                                     1,665
     Frampton E. Simons                                      833
     Larry B. and Carol R. Sitton, as joint tenants          831
     with right of survivorship
     Jerry Joseph Smaha                                    6,049
     Allen A. Smith                                        1,661
     Peter J. Sones                                        1,402
     Camilla R. Spencer                                      833
     Riley S. Stallings, Jr.                                 831
     Charles C. Stamey                                     3,342
     Dr. Joseph David Stein                                7,818
     George C. Stewart                                     1,661
     Gloria R. Stipp                                       3,075
     Henry W. Swift, Jr.                                   1,268
     Mathews D. Swift                                      1,671
     Dr. T. Earl Taylor                                    3,794
     J. Harold Tharrington                                 1,661
     Ann C. Thayer                                         1,268
     C.K. Torrence, Jr.                                    1,661
     Joseph L. Waldrep                                     3,342
     John I. Waldrop                                       6,454
     Robert G. Wallace, M.D.                               1,015
     Robert S. Warren, Jr.                                 1,661
     Cecil F. Whitaker, Jr., M.D.                          7,818

     William A. Wilder, Jr.                                3,342
     Jacob A. Williamson                                   1,661
     William A. Wolff                                      1,487
     Allen M. Woodall, Jr.                                 3,342
     Robert J. Wroblewski                                  1,661
     James D. Yancy                                        1,196
     Rebecca K. Yarbrough                                  1,402
     Michael Jay Zellinger                                 1,661

Total number of Secondary Shares                          412,991


               FEDERAL INCOME TAX CONSIDERATIONS

Introductory Notes

  The following summary of material federal income tax considerations that may be relevant to a prospective holder of the Redemption Shares is based on current law, is for general information only and is not tax advice. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to particular security holders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  The statements in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. As used in this section, the term "Company" refers solely to Mid-America Apartment Communities, Inc.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

  General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its short taxable year ending on December 31, 1994. The Company believes that, commencing with its 1994 taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify."

  Baker, Donelson, Bearman & Caldwell has acted as tax counsel to the Company. The Company has obtained an opinion of Baker, Donelson, Bearman & Caldwell as to its REIT qualification. Continued qualification and taxation as a REIT will depend on the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify".

  The   sections  of  the  Code  relating  to  qualification  and
operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

  If  the  Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has
(i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its net capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax)  in  a  transaction in which the basis of the asset  in  the
Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such asset's "built-in" gain (i.e. the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in" gain assume that the Company would have an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. See "-- Proposed Tax Legislation."

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals

(as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through
(iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has issued sufficient shares of Common Stock and Preferred Stock with sufficient diversity of ownership to allow the Company to satisfy requirements (v) and (vi). In addition, the Company's Charter contains restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of the Capital Stock of the Company - Ownership Limitations."

  For purposes of determining Share Ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code Section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

  The Company currently has 13 corporate subsidiaries and may have additional corporate subsidiaries in the future. Code
Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the Company. The Company's corporate subsidiaries are "qualified REIT subsidiaries" and, consequently, not subject to federal corporate income taxation, although they may be subject to state and local taxation.

  In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on the REIT's interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests (as discussed below). Thus, the Company's proportionate share of the assets, liabilities and items of income of the Property Partnerships shall be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

  Income Tests. In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person; provided, however, that an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such resident (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Company does not charge, and does not anticipate charging, rent for any portion of any Property that is based in whole or in part on the income or profits of any person, and the Company does not receive, and does not anticipate receiving, any rents from Related Party Tenants. The Company does not anticipate that rent attributable to personal property leased in connection with any lease of real property will exceed 15% of total rent received under such lease. The Operating Partnership provides certain services with respect to the Communities and with respect to the Communities of the Subsidiary Partnerships.

  The Operating Partnership receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by the Operating Partnership. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. The Company will also receive certain other types of non-qualifying income, such as income from coin-operated laundry machines and income from corporate and guests apartments. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

  It is possible that, from time to time, the Company or a Property Partnership will enter into hedging transaction with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or a Property Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or a Property Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where the Company raises new capital through shares or long-term (at least five years) debt offerings, temporary investments in shares or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate asset" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property and shares of other REITS. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Property Partnerships or the stock of a qualified REIT subsidiary as defined by Section 856(i) of the Code). See "Proposed Tax Legislation."

  For purposes of the asset tests, the Company is deemed to own its proportionate share of the assets of the Property Partnerships, and the qualified REITS subsidiaries, rather that its partnership or shareholder interests therein. The Company believes that, at all relevant times (i) at least 75% of the value of its total assets has been and will continue to be represented by real estate assets, cash and cash items (including receivables) and government securities and (ii) it has not owned and will not own any securities that do not satisfy the 75% asset test. In addition, the Company does not intend to acquire or to dispose of, or cause any of the Property Partnerships or the qualified REIT subsidiaries to acquire or to dispose of, assets in the future in a way that would cause it to violate either asset test.

  If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT and avoid corporate income taxation of the earnings that it distributes, is required to distribute distributions (other than capital gain distributions or retained capital gains) to its shareholders in an amount at least equal to
(i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. Any such retained amounts would be treated as having been distributed by the Company for purposes of the 4% excise tax.

  The Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

  Special Distribution Requirement. Applicable Treasury Regulations generally provide that, in the case of a corporation, such as the Company, that succeeds to earnings and profits accumulated during a non-REIT taxable year, such a corporation is eligible to elect to be taxed as a REIT for a taxable year only if, as of the close of that taxable year, it has distributed such non-REIT earnings and profits. Accordingly, to elect to be taxed as a REIT it was necessary for the Company to distribute, on or before December 31, 1994, the full amount of its current and accumulated earnings and profits attributable to the operations of The Cates Company prior to its merger with and into the Company. The Cates Company satisfied this requirement by distributing all current and accumulated earnings and profits up to and including the date of its merger with and into the Company to its shareholders immediately prior to the consummation of such merger.

  Annual Record Keeping Requirement. Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied and will continue to comply with such requirements.

  Partnership Anti-Abuse Rule. The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Operating Partnership
Provisions. The Anti-Abuse Rule states that the Operating Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Operating Partnership Provisions.

  The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The Limited Partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the Limited Partners have the right, beginning two years after the formation of the partnership, to require the redemption of their Limited Partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Operating Partnership Provisions and, thus, cannot be recast by the
Service. However, the Redemption Rights do not conform in all respects to the redemption rights contained in the foregoing example. In addition, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the

Anti-Abuse  Rule  to  the  Company.  If  the  conditions  of  the
Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Property Partnerships for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the distributions received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Shareholders

  Taxation of Taxable U.S. Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock or Preferred Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

  Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his stock would be increased by the amount of the undistributed long-term capital gain, included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares of stock have been held for one year or less) assuming the shares of stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

  Shareholders  may  not include in their individual  income  tax returns  any  net  operating losses  or  capital  losses  of  the
Company.   Instead,  such losses would be  carried  over  by  the
Company for potential offset against its future income

(subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of Limited Partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of stock (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

  Taxation of Shareholders on the Disposition of the Common or Preferred Stock. In general, any gain or loss realized upon a taxable disposition of the stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of stock may be disallowed if other shares of stock are purchased within 30 days before or after the disposition.

  Capital Gains and Losses. A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchange of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distribution designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its shareholders at a 20%, 25%, or 28% rate. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

  Information Reporting Requirements and Backup Withholding. The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Service has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1998. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

  Taxation of Tax-exempt Shareholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%;
(ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust; and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

  Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON OR PREFERRED STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

  Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service has issued final regulations that modify the manner in which the Company complies with the withholding requirements.

  Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

  The Company is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain  recognized by a Non-U.S. Shareholder upon a sale  of  his shares of stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S., persons. However, because the shares of stock are publicly traded, no assurance can be given that the Company is or will be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually and constructively, 5% or less of the Company's shares throughout a specified "look-back" period will not recognize gain on the sale of his shares taxable under FIRPTA if the shares are "regularly traded" on an established securities market. Finally, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if
(i) investment in the stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

Proposed Tax Legislation

  On February 2, 1998, President Clinton released his budget proposal for fiscal year 1999 (the "Proposal"). Two provisions contained in the Proposal potentially could affect the Company if enacted in final form. First, the Proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C corporation's stock (other than the stock of a qualified REIT subsidiary). Currently, a
REIT  may  own  no  more than 10% of the  voting  stock  of  a  C corporation, but its ownership of the nonvoting stock of a C corporation is not limited (other than by the rule that the value of a REIT's combined equity and debt interests in a C corporation may not exceed 5% of the value of a REIT's total assets). That provision is proposed to be effective with respect to stock in a C corporation acquired by a REIT on or after the date of "first committee action" with respect to the provision. If enacted as presently proposed, that provision would severely limit the use by the Company of taxable subsidiaries to conduct businesses the income from which would be nonqualifying income if received directly by the Company.

  Second, the Proposal would require recognition of any built-in gain associated with the assets of a "large" C corporation (i.e., a C corporation whose stock has a fair market value of more than

$5 million) upon its conversion to REIT status or merger into a REIT. That provision is proposed to be effective for conversions to REIT status effective for taxable years beginning after January 1, 1999 and mergers of C corporations into REITs that occur after December 31, 1998. This provision would require immediate recognition of the "built-in gain" of an acquired C corporation that is determined to be "large" if, at any time after December 31, 1998, the C corporation merges into the Company.

Other Tax Considerations

  The Company, the Property Partnerships and the QRSs, and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

Tax Aspects of the Property Partnerships

  The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Property Partnerships. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

  Classification as a Partnership. The Company is entitled to include in its income its distributive share of the Property Partnerships' income and to deduct its distributive share of the Property Partnerships' losses only if the Property Partnerships are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. An entity will be classified as a partnership, rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

  In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Operating Partnership, the Texas Operating Partnership and most of the Subsidiary Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification; (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Property Partnerships in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997 and such classification should be respected for federal income tax purposes. The Property Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Property Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

          A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will not be taxed as a corporation, however, if 90% or more of its gross income consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test (the "90% Passive-Type Income Exception"). The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the

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
substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership  and  (b)  a principal purpose  of  the  use  of  the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Property Partnership qualifies for the Private Placement Exclusion. If any of the Property Partnerships is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Property Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

  The Company has not requested, and does not intend to request, a ruling from the Service that the Property Partnerships will be classified as partnerships for federal income tax purposes. Instead, at the closing of the Offering, Baker, Donelson, Bearman & Caldwell will deliver its opinion that, based on the provisions of the partnership agreements of the Property Partnerships, certain factual assumptions, and certain representations described in the opinion, each Property Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Operating Partnerships as partnerships for federal income tax purposes. If such challenge were sustained by a court, the Property Partnerships would be treated as corporations for federal income tax purposes, as described below. The opinion of Baker, Donelson, Bearman & Caldwell is based on existing law, which to a great extent consists of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

  If for any reason one of the Property Partnerships were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations-Requirements for Qualification-Income Tests" and "-- Requirements for Qualification-Asset Tests." In addition, any change in a Property Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations --
Requirements for Qualification -- Annual Distribution Requirements." Further, items of income and deduction of such Property Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Property Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Property Partnerships and their Partners

  Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of a Property Partnership's income, gains, losses, deductions, and credits for any taxable year of the Property Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Property Partnership.

  Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

  Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods.
  Under the partnership agreements of the Property Partnerships, depreciation or amortization deductions of the Property Partnerships generally are allocated among partners in accordance with their respective interests in the Property Partnership, except to the extend that Code section 704(c) requires otherwise with respect to properties contributed to the Operating Partnership in exchange for Units (the "Contributed Properties"). In addition, gain on the sale of a Contributed Property will be specially allocated to the Limited Partners who contributed such property to the extent of any "built-in" gain with respect to such Contributed Property for federal income tax purposes. The application of Section 704(c) the to Property Partnerships, however, is not entirely clear and may be affected by Treasury Regulations promulgated in the future.

  Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in a Property Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the partnership by the Company;
(ii) increased by (A) its allocable share of the partnership's income and (B) its allocable share of indebtedness of the partnership; and (iii) reduced, but not below zero, by (I) the Company's allocable share of the Property Partnership's loss and
(II) the amount of cash distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Property Partnership.

  If the allocation of the Company's distributive share of a Property Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Property
Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis before zero. To the extent that a Property Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Property Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such construction distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in a Property Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distribution will constitute long-term capital gain.

  Depreciation Deductions. To the extent that Communities have been or will be acquired in exchange for cash, the initial basis in the Communities for federal income tax purposes generally was or will be equal to the price paid to acquire the Communities. The Property Partnerships depreciate such depreciable property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Property Partnerships use MACRS for the furnishings and equipment in the Communities. Under MACRS, the Property Partnerships generally depreciate furnishings and equipment in service during the last three months of a taxable year. A mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Property Partnerships use ADS for the buildings and improvements comprising the Communities. Under ADS, the Property Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that the Operating Partnership acquired the Initial Properties in exchange for units of Limited Partnership interest, the Operating Partnership's initial basis in the Initial Properties for federal income tax purposes is the same as the selling partnership's basis in the Initial Properties on the date of acquisition. The Operating Partnership depreciates such depreciable property for federal income tax purposes under the same methods previously used by the selling partnerships.

Sale of the Company's or a Partnership's Property

  Generally, any gain realized by the Company or a Property Partnership on the sale of property held by it for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Operating Partnership on the disposition of the Communities contributed by the Limited Partners of the Operating Partnership will be allocated first to the partners who contributed those Communities under section 704(c) of the Code to the extent of such partners' "built-in gain" on those Communities at the time of the disposition for federal income tax purposes. The contributing partners' "built-in gain" on such Communities sold will equal the excess of the contributing partners' proportionate share of the book value of those Communities as reflected in the Operating Partnership's capital accounts over the contributing partners' adjusted tax basis allocable to those Communities at the time of the sale. Any remaining gain recognized by the Operating Partnership on the disposition of such Communities will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

  The Company's share of any gain realized by a Property Partnership on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Property Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to acquire or hold or allow the Property Partnerships to acquire or hold any property that constitutes inventory or other property held primarily for sale to customers in the ordinary course of the Company's or a Property Partnership's trade or business.

                      PLAN OF DISTRIBUTION

  The Company is registering the Secondary Shares for sale to provide the holders thereof with freely tradeable securities. The registration of the Secondary Shares does not necessarily mean that any of the Secondary Shares will be issued by the Company.

  The Company will not receive any proceeds from the issuance of the Secondary Shares, although the Company will acquire Class A Common Units from the Holders in exchange for Secondary Shares. The Secondary Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Secondary Shares to or through broker-dealers or agents. In connection with any such sale, any such broker or agent may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Secondary Shares as principal and may be made pursuant to one or more of the methods described below. Such sales may be made on the New York Stock Exchange ("NYSE") or other exchanges on which the Common Stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices related to the then-current market prices or at prices otherwise negotiated. Broker-dealers or agents may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of Secondary Shares for whom they may act as agent. The Selling Shareholders and any dealers or agents that participate in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Secondary Shares by them and any commissions received by any such dealers or agents may be deemed to be underwriting commissions under the Securities Act.

  The Secondary Shares may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

(e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Secondary Shares which is not expected to exceed that customary in the types of transactions involved.

  At a time a particular offer of Secondary Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the names of any broker-dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholders and any other required information. The Secondary Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.
  In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

  All   expenses  incident  to  the  offering  and  sale  of  the
Secondary Shares, if any, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company.


                            EXPERTS

  The Consolidated Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         LEGAL MATTERS

  The validity of the issuance of the Offered Securities offered pursuant to this Prospectus or any Prospectus Supplement will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Baker, Donelson, Bearman & Caldwell.

[LEFT SIDE OF BACK COVER]

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement in connection with the offering covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Offered Securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

SUMMARY TABLE OF CONTENTS
	                                          	Page
Available Information                          2
Incorporation of Certain Documents
 by Reference                                  2
Prospectus Summary					                        3
Risk Factors                                   5
Description of Capital Stock                  10
Selling Shareholders                          16
Federal Income Tax Considerations             20
Plan of Distribution                          33
Experts                                       34
Legal Matters                                 34



[RIGHT SIDE OF BACK COVER]

412,991 Shares




MID-AMERICA
APARTMENT
COMMUNITIES, INC.


Common Stock




PROSPECTUS



June  , 1998

                           PART II

            	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

	Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Offered Securities registered hereby.

Registration fee to the SEC                      $  3,168
Printing expense	                                   5,000*
Accounting fees and expenses                       10,000*
Legal fees and expenses                            10,000*
Miscellaneous expenses                              5,000*
                                                  -------
Total	   	                                       $ 23,168
_______________
*Estimated

Item 15.  Indemnification of Directors and Officers.

	The Charter of the Company, generally, limits the liability
of the  Company's  directors and officers to  the  Company  and the shareholders for money damages to the fullest extent permitted from time to time by the laws of Tennessee. The Charter also provides, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which the except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging a  personal benefit was improperly
receivedby him.    Insofaras indemnification for liabilities arising
under the Securities Act of 1933 (the "Securities Act") may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opionn of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

	The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 16.  Exhibits.

Exhibits
Number		             Description

2.1*	  Agreement   and  Plan  of  Reorganization  made  as of
       September 15, 1997 by and among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and Flournoy
       Development Company

3.1**		Amended and Restated Charter of Mid-America Apartment
       Communities, Inc. dated as of January 10,1994, as filed with the Tennessee Secretary of State on January 25, 1994

3.2** 	Articles of Amendment to the Charter of Mid-America Apartment
       Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994

3.3** 	Articles of Merger of The Cates Company with and into
       Mid-America Apartment Communities, Inc. dated
       February 2, 1994, as filed with the Tennessee Secretary of State on February 3, 1994

3.4**	 Articles	of  Merger  of America First  REIT  Advisory
       Company, a Nebraska corporation, with and into Mid-America Apartment Communities, Inc., a Tennessee corporation, dated June 29, 1995, as filed with the Tennessee Secretary of State on June 29, 1995

3.5**	 Mid-America  Apartment Communities,  Inc.  Articles  of
       Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of A Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996

3.6** 	Mid-America  Apartment Communities, Inc. Articles of Amendment
       to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997

3.7**	 Mid-America  Apartment Communities,  Inc.  Articles  of
       Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of A Series of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997

3.8**	 Articles of Merger of Flournoy Development Company (a Georgia
       corporation) with and into Mid-America Apartment Communities, Inc. (a Tennessee corporation) dated November 21, 1997, as filed with the Tennessee Secretary of State on November 25, 1997

3.9** 	Mid-America Apartment Communities, Inc. Articles  of Amendment
       to the Amended and Restated Charter dated December 15, 1997, as filed with the Tennessee Secretary of State on December 31, 1997

3.10**	Bylaws of Mid-America Apartment Communities, Inc.

4.1**	 Form of Common Share Certificate

4.2**	 Form  of 9.5% Series A Cumulative  Preferred  Stock Certificate

4.3**	 Form  of  8 7/8% Series B Cumulative Preferred Stock Certificate

4.4** 	Mid-America Apartment Communities, Inc. Articles of Amendment
       to   the Amended and  Restated  Charter Designating and Fixing
       the Rights and Preferences of A Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996

4.5**		Mid-America Apartment Communities, Inc.  Articles of Amendment
       to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of A Series of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee
       Secretary of State on November 18, 1997

5.1  		Opinion of Baker, Donelson, Bearman & Caldwell Regarding Legality

23.1	 	Consent of KPMG Peat Marwick LLP

23.2 		Consent of Baker, Donelson, Bearman & Caldwell
       (Included in Exhibits 5.1)
_________________
*  Filed as Exhibit 10.20 to the Registrant's CurrentT Report on
   Form 8-K, filed with the Commission on September 19, 1997 (Commission File No. 1-12762)
**	Previously  filed as exhibits to the Company's  Annual Report on Form 10-K for the Year Ended December 31, 1997. Each Exhibit listed herein is similarly numbered to the Exhibits filed with the Form 10-K.

Item 17.  Undertakings.

   (a)  The undersigned Registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
        424(b) (230.424(b) of  that chapter)  if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth
        in the "Calculation of Registration  Fee"  table   in the
	      	effective Registration Statement;

 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement ralating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and
is, therefore, unenforceable.   In  the event  that  a claim for
indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

	Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on June 16, 1998.


                                  MID-AMERICA APARTMENT COMMUNITIES,  INC.
                                  a Tennessee corporation(Registrant)

                                  By:  /s/ H. Eric Bolton, Jr.
                                     -------------------------------
                                  H. Eric Bolton, Jr., President and
                                  Chief Operating Officer

                      POWER OF ATTORNEY

	Each person whose signature appears below hereby constitutes and appoints George E. Cates and Simon R.C. Wadsworth, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration
Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full powr and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes asthe undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE             	 TITLE                                DATE
_________               _____                                ____

                        Chairman of the Board of Directors,
----------------          and Chief Executive Officer
George E. Cates

                        Vice Chairman of the Board
/s/ John F. Flournoy      of Directors
John F. Flournoy 							                                    	June 16, 1998

                       	Director, President and
/s/ H. Eric Bolton        Chief Operating	Officer
H. Eric Bolton 							                                      	June 16, 1998

                        Director and Chief Financial
                          Officer (principal accounting and
/s/ Simon R.C. Wadsworth           financial officer)
Simon R. C. Wadsworth 					                            		   	June 16, 1998


/s/ Robert F. Fogelman 	Director                            	June 16, 1998
Robert F. Fogelman

/s/ O. Mason Hawkins   	Director                            	June 16, 1998
O. Mason Hawkins

/s/ John S. Grinalds   	Director                            	June 16, 1998
John S. Grinalds

/s/ Ralph Horn         	Director                            	June 16, 1998
Ralph Horn


                    		INDEX TO EXHIBITS
Exhibits
Number		  Description

2.1* 	 Agreement and Plan of Reorganization  made as of
       September 15, 1997 by and among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and Flournoy
       Development Company

3.1**	 Amended and Restated Charter of Mid-America Apartment
       Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994

3.2** 	Articles of  Amendment to the Charter of Mid-America
       Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994

3.3** 	Articles of Merger of The Cates Company with and into Mid-America
       Apartment Communities, Inc. dated February 2, 1994, as filed with the Tennessee Secretary of State on February 3, 1994

3.4** 	Articles	of Merger  of America First REIT Advisory Company,
       a Nebraska corporation, with and into Mid-America Apartment Communities, Inc., a Tennessee corporation, dated June 29, 1995, as filed with the Tennessee Secretary of State on June 29, 1995

3.5**	 Mid-America  Apartment Communities, Inc. Articles  of Amendment
       to the Amended  and  Restated Charter Designating and Fixing
       the Rights and Preferences of  A Series of Preferred Stock dated
       as of October	9, 1996, as filed with the Tennessee Secretary
       of State on October 10, 1996

3.6**	 Mid-America  Apartment Communities,  Inc. Articles of Amendment
       to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997

3.7**	 Mid-America  Apartment Communities, Inc.  Articles of Amendment
       to the Amended  and  Restated   Charter Designating and Fixing
       the Rights and Preferences of  A Series  of  Preferred Stock
       dated as of   November  17, 1997, as filed with the Tennessee
       Secretary of State on November 18, 1997

3.8**	 Articles  of Merger of Flournoy Development Company  (a Georgia
       corporation) with and into Mid-America Apartment Communities, Inc. (a Tennessee corporation) dated November 21, 1997, as filed with the Tennessee Secretary of State on November 25, 1997


3.9**	 Mid-America Apartment Communities, Inc. Articles of Amendment
       to the Amended and Restated Charter dated December 15, 1997, as filed with the Tennessee Secretary of State on December 31, 1997

3.10**	Bylaws of Mid-America Apartment Communities, Inc.

4.1** 	Form of Common Share Certificate

4.2** 	Form of	9.5%  Series A Cumulative Preferred  Stock Certificate

4.3** 	Form of 8 7/8% Series B Cumulative Preferred Stock Certificate

4.4**		Mid-America Apartment Communities, Inc. Articles of
       Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of A Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996

4.5**		Mid-America Apartment Communities, Inc.  Articles  of Amendment
       to the  Amended  and  Restated   Charter Designating and Fixing
       the Rights and Preferences of  A Series  of  Preferred Stock dated
       as of   November  17, 1997, as filed with the Tennessee Secretary
       of State on November 18, 1997

5.1 		Opinion of Baker, Donelson,  Bearman  &   Caldwell Regarding Legality

23.1		Consent of KPMG Peat Marwick LLP

23.2		Consent of Baker, Donelson,  Bearman  &   Caldwell
    		(Included in Exhibits 5.1)
____________
*		Filed as Exhibit 10.20 to the Registrant's Current
   Report on Form 8-K, filed with the Commission on September 19, 1997 (Commission File No. 1-12762)

**		Previously  filed  as exhibits to the Company's  Annual Report  on
    Form 10-K for the Year Ended December 31, 1997. Each Exhibit listed herein is similarly numbered to the Exhibits filed with the Form 10-K.


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